UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On October 3, 2016, Cardtronics Holdings Limited, a private company incorporated under English law (“Holdings”) and a wholly owned subsidiary of Cardtronics plc (the “Company”), entered into an arrangement agreement (the “Arrangement Agreement’) with DirectCash Payments Inc., a corporation organized under the laws of the Province of Alberta (“DCP”), providing for the acquisition of DCP by Holdings (the “Acquisition”), which will be effected through a newly formed wholly-owned subsidiary of Holdings (“AcquisitionCo”).   DCP is currently listed on the Toronto Stock Exchange (TSX: DCI) and is a leading global ATM services provider with approximately 25,000 ATMs (inclusive of its recently completed First Data ATM portfolio acquisition) with primary operations in Australia, Canada and the United Kingdom.

The Acquisition will be effected by means of a statutory plan of arrangement under the Business Corporations Act (Alberta) (the “ABCA”). As part of the arrangement, AcquisitionCo will acquire all of the issued and outstanding common shares of DCP (the “DCP Shares”) and DCP will become a wholly-owned indirect subsdiary of the Company.  At the completion of the Acquisition, each holder of DCP Shares will be entitled to receive consideration equal to Cdn.$19.00 in cash per DCP Share held.  Completion of the Acquisition is expected to occur no earlier than January 3, 2017.

The Arrangement Agreement contains representations, warranties, covenants and conditions customary for a transaction of this nature.  In particular, completion of the Acquisition is subject to a number of closing conditions, including amongst others (1) approval of the holders of DCP Shares in accordance with applicable statutes and (2) court approval in accordance with the ABCA.

Item  8.01                Other Events

On October 3, 2016, the Company and DCP  issued a joint press release announcing the execution of the Arrangement Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                Financial Statements and Exhibits.

(d)             Exhibits

Exhibit Number	Description

99.1	Press release dated October 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc
Date: October 3, 2016

	By:	/s/ Edward H. West
Name: Edward H. West
Title: Chief Financial Officer and Chief Operations Officer

EXHIBIT INDEX

99.1	Press release dated October 3, 2016.